Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Extreme Networks, Inc. Amended and Restated 2013 Equity Incentive Plan and the Extreme Networks, Inc. Amended and Restated 2014 Employee Stock Purchase Plan of our reports dated August 27, 2021, with respect to the consolidated financial statements of Extreme Networks, Inc. and the effectiveness of internal control over financial reporting of Extreme Networks, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

November 24, 2021